                                                                     EXHIBIT 2.1

                               PRE-OFFER AGREEMENT

                                     BETWEEN

                                 APF ENERGY INC.

                                       AND

                             CANSCOT RESOURCES LTD.

                                 AUGUST 5, 2003

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                                TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION.......................................................................................    1
   1.1   Definitions...........................................................................................    1
   1.2   Singular, Plural, etc.................................................................................    5
   1.3   Currency..............................................................................................    5
   1.4   Headings, etc.........................................................................................    5
   1.5   Date for any Action...................................................................................    5
   1.6   Governing Law.........................................................................................    5
   1.7   Attornment............................................................................................    5
   1.8   Incorporation of Schedules............................................................................    6
ARTICLE 2 THE OFFER............................................................................................    6
   2.1   The Offer.............................................................................................    6
   2.2   CanScot Directors' Circular...........................................................................    9
   2.3   Offer Documents.......................................................................................   10
   2.4   Outstanding Stock Options.............................................................................   11
ARTICLE 3 PUBLICITY AND SOLICITATION...........................................................................   12
   3.1   Publicity.............................................................................................   12
   3.2   Solicitation..........................................................................................   12
ARTICLE 4 ARRANGEMENTS RESPECTING FEES.........................................................................   12
   4.1   Non-completion Fee....................................................................................   12
ARTICLE 5 NO SOLICITATION......................................................................................   13
   5.1   Cessation of Existing Discussions.....................................................................   13
   5.2   No Solicitation.......................................................................................   14
   5.3   Superior Take-Over Proposal...........................................................................   15
   5.4   Third Parties to be Made Aware........................................................................   15
ARTICLE 6 TRANSACTIONS FOLLOWING COMPLETION OF THE OFFER.......................................................   15
   6.1   Second Stage Transaction..............................................................................   15
   6.2   CanScot Board of Directors............................................................................   16
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF APF................................................................   16
   7.1   Organization and Qualification........................................................................   16
   7.2   Authority Relative to this Agreement..................................................................   17
   7.3   No Violations.........................................................................................   17
   7.4   Reporting Issuer Status...............................................................................   18
   7.5   Capitalization........................................................................................   18
   7.6   No Material Adverse Change............................................................................   18
   7.7   Information...........................................................................................   18
   7.8   Financial Statements..................................................................................   18
   7.9   No Undisclosed Material Liabilities...................................................................   18
   7.10  Impairment............................................................................................   19
   7.11  Reports...............................................................................................   19
   7.12  U.S. Securities Law Matters...........................................................................   20
   7.13  Subsidiaries..........................................................................................   20
   7.14  Books and Records.....................................................................................   20
   7.15  Litigation, etc.......................................................................................   20
   7.16  Environmental.........................................................................................   21
   7.17  Notice of Environmental Policies or Laws..............................................................   21

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                                       ii

   7.18  Insurance.............................................................................................   21
   7.19  Title.................................................................................................   22
   7.20  Source of Funds.......................................................................................   22
ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF CANSCOT............................................................   22
   8.1   Organization and Qualification........................................................................   22
   8.2   Authority Relative to this Agreement..................................................................   22
   8.3   No Violations.........................................................................................   23
   8.4   Capitalization........................................................................................   24
   8.5   No Material Adverse Change............................................................................   24
   8.6   Information...........................................................................................   24
   8.7   No Undisclosed Material Liabilities...................................................................   24
   8.8   Impairment............................................................................................   25
   8.9   Employee/Lease Obligations............................................................................   25
   8.10  Working Capital.......................................................................................   25
   8.11  Transaction Costs.....................................................................................   25
   8.12  Conduct of Business...................................................................................   25
   8.13  Reports...............................................................................................   25
   8.14  U.S. Securities Law Matters...........................................................................   26
   8.15  Subsidiaries..........................................................................................   27
   8.16  Books and Records.....................................................................................   27
   8.17  Litigation, etc.......................................................................................   27
   8.18  Environmental.........................................................................................   27
   8.19  Notice of Environmental Policies or Laws..............................................................   28
   8.20  Insurance.............................................................................................   28
   8.21  Tax Matters...........................................................................................   28
   8.22  Employee Benefit Plans................................................................................   30
   8.23  Employment Agreements.................................................................................   30
   8.24  Reporting Issuer Status...............................................................................   30
   8.25  Shareholder Rights Plan...............................................................................   30
   8.26  Title.................................................................................................   31
   8.27  Related Party Transaction.............................................................................   31
   8.28  AMI and Other Agreements..............................................................................   31
   8.29  Restriction on Business...............................................................................   31
   8.30  Confidentiality Agreements............................................................................   32
   8.31  Tax Pools.............................................................................................   32
   8.32  Issuances of Securities...............................................................................   32
   8.33  McDaniel Report.......................................................................................   32
   8.34  Obligations to Incur Expenses.........................................................................   33
   8.35  Production............................................................................................   33
   8.36  Site Restoration......................................................................................   33
   8.37  Rights of First Refusal ("ROFRs").....................................................................   33
   8.38  Financial Statements..................................................................................   33
   8.39  Sales Contracts.......................................................................................   33
ARTICLE 9 CONDUCT OF BUSINESS..................................................................................   33
   9.1   Conduct of Business by CanScot........................................................................   33
ARTICLE 10 COVENANTS OF CANSCOT................................................................................   37
   10.1  Access to Information.................................................................................   37
   10.2  Structure of Transaction..............................................................................   37

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                                      iii

   10.3  Settlement of Shareholder Actions.....................................................................   37
   10.4  General Releases......................................................................................   37
   10.5  Financial Information.................................................................................   37
ARTICLE 11 COVENANTS OF APF....................................................................................   38
   11.1  Indemnities...........................................................................................   38
   11.2  Third Party Beneficiaries.............................................................................   38
ARTICLE 12 MUTUAL COVENANTS....................................................................................   38
   12.1  Notice of Material Change.............................................................................   38
   12.2  Other Filings.........................................................................................   38
   12.3  Additional Agreements.................................................................................   39
ARTICLE 13 TERMINATION, AMENDMENT AND WAIVER...................................................................   39
   13.1  Termination...........................................................................................   39
   13.2  Effect of Termination.................................................................................   40
   13.3  Amendment.............................................................................................   41
   13.4  Waiver................................................................................................   41
ARTICLE 14 GENERAL PROVISIONS..................................................................................   41
   14.1  Notices...............................................................................................   41
   14.2  Miscellaneous.........................................................................................   42
   14.3  Assignment............................................................................................   42
   14.4  Expenses..............................................................................................   43
   14.5  Severability..........................................................................................   43
   14.6  Confidentiality Agreement.............................................................................   43
   14.7  Counterpart Execution.................................................................................   43
   14.8  Consent Regarding Depositary..........................................................................   44

                               PRE-OFFER AGREEMENT

THIS AGREEMENT made the 5th day of August, 2003.

BETWEEN:

                  APF ENERGY INC., an Alberta Corporation (hereinafter referred to as "APF")

                                     -and-

                  CANSCOT RESOURCES LTD., an Alberta corporation (hereinafter referred to as "CANSCOT")

                                    RECITALS

WHEREAS:

1. APF is prepared to make an offer for all of the CanScot shares, subject to the terms and conditions of this Agreement;

2. the board of directors of CanScot (with the exception of Donald Engle, who has abstained) has unanimously determined that it would be in the best interests of CanScot and its shareholders to recommend acceptance of the APF offer to the shareholders of CanScot and to cooperate with APF with respect to, and take all reasonable action to support, the APF offer; and

3. the board of directors of CanScot (with the exception of Donald Engle, who has abstained) has unanimously determined that it would be in the best interests of CanScot and its shareholders for CanScot to enter into this Agreement.

NOW THEREFORE IN CONSIDERATION OF the mutual covenants hereinafter contained and other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged), the Parties agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1      DEFINITIONS

                  In this Agreement (including the recitals hereto), unless there is something in the subject matter or context inconsistent therewith:

"ACT" means the Business Corporations Act (Alberta), as the same has been and may hereafter,

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                                       2

from time to time, be amended;

"AGREEMENT", "THIS AGREEMENT", "HEREIN", "HERETO", and "HEREOF and similar expressions refer to this agreement (and not to any particular Article or Section hereof), as the same may be amended or supplemented from time to time and, where applicable, to the appropriate Schedules hereto;

"APF GOVERNING DOCUMENTS" means the certificates and articles of amalgamation and by-laws of APF, as amended from time to time;

"APF TRUST" means APF Energy Trust;

"BUSINESS DAY" means any day excepting a Saturday, Sunday or statutory or civic holiday in Calgary, Alberta;

"CANSCOT GOVERNING DOCUMENTS" means the certificate and articles of amalgamation and by-laws of CanScot, as amended from time to time;

"CANSCOT OPTIONS" means the outstanding options to acquire CanScot Shares under the Stock Option Plan and any other options, rights or warrants to acquire CanScot Shares;

"CANSCOT SHAREHOLDERS" means the registered holders of CanScot Shares from time to time;

"CANSCOT SHARES" means common shares in the capital of CanScot;

"CONDITIONAL OPTION EXERCISE" has the meaning given to such phrase in Section
2.4 hereof;

"CONFIDENTIALITY AGREEMENT" means that certain confidentiality agreement between APF and CanScot dated July 19, 2003;

"DILUTED BASIS" means, with respect to the number of outstanding CanScot Shares at any time, such number of outstanding CanScot Shares calculated assuming that all outstanding CanScot Options and all other rights to purchase CanScot Shares are exercised;

"EFFECTIVE TIME" means the time that APF shall have acquired ownership of and paid for CanScot Shares such that the Minimum Condition is satisfied pursuant to the terms of the Offer;

"EMPLOYEE OBLIGATIONS" means any obligations or liabilities of CanScot or its subsidiaries to pay any amount to or on behalf of its officers, directors, or employees, other than for salary, bonuses under their existing bonus arrangements and directors' fees in the ordinary course, in each case in amounts consistent with historic practices and, without limiting the generality of the foregoing, Employee Obligations shall include the obligations of CanScot or its subsidiaries to officers or employees (i) for severance or termination payments on the change of control of CanScot pursuant to any executive involuntary severance and termination agreements in the case of officers and pursuant to CanScot's severance policy in the case of employees and (ii) for retention bonus payments pursuant to any retention bonus program, employment or consulting agreement, or as provided in writing by CanScot prior to the execution hereof;

"EXPIRY TIME" means the Initial Expiry Time unless the Offer has been extended, in which case

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                                       3

it means the expiry time of the Offer as extended from time to time;

"GAAP" means generally accepted accounting principles in Canada consistently applied;

"INCOME TAX ACT" means the Income Tax Act (Canada), R.S.C. 1985, c.l (5th Supp.), as amended, including the regulations promulgated thereunder;

"IN WRITING" means written information including documents, files, records, books and other materials made available, delivered or produced by or on behalf of a Party to the other Party or its agents, advisors or representatives in the course of a Party conducting its due diligence review in respect of the other Party between July 19, 2003, being the date of the Confidentiality Agreement, and the date of this Agreement;

"INITIAL EXPIRY TIME" means 2:00 p.m. (Calgary time) on the first Business Day following the 35th calendar day after the day on which the Offer Documents are mailed to the shareholders of CanScot;

"LOCK-UP AGREEMENT" means an agreement, in a form satisfactory to APF, between APF and a CanScot Shareholder pursuant to which the CanScot Shareholder agrees to tender and deposit the CanScot Shares specified therein to the Offer;

"MAILING DATE" means the date the Offer is sent to all or substantially all of the persons to whom the Offer is made;

"MATERIAL ADVERSE CHANGE" means any change (or any condition, event or development involving a prospective change) in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of a Party which is materially adverse to the business, operations or financial condition of that Party, or (b) with respect to CanScot, a previously undisclosed encumbrance of material significance on CanScot's assets; but "Material Adverse Change" shall not include a change resulting from (i) a matter that has been publicly disclosed or of which the other Party has been advised in writing as of the date of this Agreement, (ii) a change directly resulting from an action taken by one Party to which the other Party hereto consented to in writing, (iii) conditions affecting the oil and gas industry in the jurisdictions in which APF or CanScot holds their respective assets, taken as a whole including, without limitation, changes in commodity prices or taxes, or (iv) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere;

"MATERIAL ADVERSE EFFECT" means any effect that is, or would reasonably be expected to be, material and adverse to the business, operations, assets, prospects or financial condition or affairs of APF or CanScot, as the case may be, on a consolidated basis, other than a change (or any condition, event or development involving a prospective change) (i) which arises out of a matter that has been publicly disclosed or otherwise disclosed in writing to the other Party prior to the date hereof, (ii) resulting from conditions affecting the oil and gas industry in the jurisdiction in which APF or CanScot, as the case may be, holds their respective assets, taken as a whole including, without limitation, changes in commodity prices or taxes, or (iii) resulting from general economic, financial, currency exchange, securities or commodity market conditions in

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                                       4

Canada or elsewhere;

"MCDANIEL" means McDaniel & Associates Consultants Ltd.;

"MCDANIEL REPORT" means the evaluation of the petroleum and natural gas reserves of CanScot and the future net production revenues therefrom effective January 1, 2003;

"MINIMUM CONDITION" means the condition set forth in paragraph (a) of Schedule
A;

"OFFER" has the meaning set forth in Section 2.1 (a);

"OFFER DOCUMENTS" has the meaning set forth in Section 2.3(a);

"PARTY" means CanScot or APF, as applicable, and "Parties" means both CanScot and APF together;

"PURCHASE CONSIDERATION" means $2.60 per CanScot Share payable, at the option of the CanScot Shareholder, in either:

         (i)      $2.60 cash for each CanScot Share;

         (ii)     0.226 Trust Units for each CanScot Share; or

         (iii)    any combination thereof;

"RELATED PARTY" means any officer, director, employee or consultant of CanScot, and any associate or affiliate of any of the foregoing persons;

"SECOND STAGE TRANSACTION" has the meaning set forth in Section 6.1;

"SECURITIES AUTHORITIES" means the TSX Venture Exchange or the Toronto Stock Exchange, as applicable, and the securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof;

"SECURITIES LAWS" has the meaning set forth in Section 2.3(a);

"STOCK OPTION PLAN" means the stock option plan of CanScot; "subsidiary" has the meaning set forth in the Act;

"SUPERIOR TAKE-OVER PROPOSAL" means any bona fide written Take-over Proposal which, in the opinion of CanScot's board of directors, acting reasonably and in good faith and after consultation with its financial advisors, constitutes a commercially feasible transaction for which adequate financial arrangements have been made and which could be carried out within a time frame that is reasonable in the circumstances and, if consummated, would likely be superior to the Offer from a financial point of view to CanScot and to CanScot Shareholders;

"TAKE-OVER PROPOSAL" means, in respect of CanScot or its assets, any proposal or offer by an entity other than APF regarding any take-over bid (as defined by Securities Laws), merger, consolidation, amalgamation, arrangement, recapitalization, restructuring, liquidation, dissolution, reorganization, sale of a material amount of assets, sale of an amount of treasury

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                                       5

shares (other than pursuant to the exercise of CanScot Options) such that a purchaser would thereafter beneficially own 15% of the issued and outstanding CanScot Shares, or other business combination or similar transaction involving CanScot other than the Offer;

"TAKE-UP DATE" means the date that APF first takes up CanScot Shares pursuant to the Offer;

"TAX POOLS" means undepreciated capital cost of any particular class of depreciable property, cumulative Canadian exploration expense, cumulative Canadian development expense, cumulative Canadian oil and gas property expense, foreign exploration and development expense, capital losses, non-capital losses and cumulative eligible capital, all as defined in the Income Tax Act; and

"TRUST UNITS" means trust units of APF Trust.

1.2      SINGULAR, PLURAL, ETC.

                  Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3      CURRENCY

                  All dollar references herein are to Canadian dollars.

1.4      HEADINGS, ETC.

                  The division of this Agreement into Articles and Sections, and the insertion of recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made.

1.5      DATE FOR ANY ACTION

                  In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6      GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of Alberta and the laws of Canada applicable therein.

1.7      ATTORNMENT

                  The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by delivery in the manner set forth in
Section 14.1 shall

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                                       6

be effective service of process for any action, suit or proceeding brought against either Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

1.8      INCORPORATION OF SCHEDULES

                  Schedules A to C attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

                   SCHEDULE A                Conditions to the Offer
                   SCHEDULE B                Form of Press Release
                   SCHEDULE C                Conditions in Favour of CanScot

                                    ARTICLE 2
                                    THE OFFER

2.1      THE OFFER

         (a) Subject to the terms and conditions hereof, APF shall mail, as soon as practicable and, in any event, before 11:59 p.m. (Calgary time) on August 18, 2003, an offer to purchase all of the outstanding CanScot Shares, which includes all CanScot Shares which may become outstanding after the date of the Offer on exercise of CanScot Options or any other existing rights to acquire CanScot Shares, for the Purchase Consideration for each CanScot Share, which offer shall be made in accordance with Securities Laws and be subject only to the conditions set forth in Schedule A hereto (the "Offer", which term shall include any one or more amendments or variations to, or extensions of, such Offer, including, without limitation, increasing the consideration, removing or waiving any condition or extending the date by which CanScot Shares may be tendered, all in accordance with this Agreement). The Offer shall provide that no fractional Trust Units shall be issued pursuant to the Offer. In lieu of fractional Trust Units each CanScot Shareholder accepting the Offer that would otherwise receive a fraction of a Trust Unit will receive cash for such fractional interest computed on the basis of $11.50 per Trust Unit. The Offer Documents shall be prepared in accordance with Securities Laws and other applicable laws. APF shall provide CanScot with a draft copy of the Offer Documents prior to mailing and shall provide CanScot with a reasonable opportunity to review and provide any comments thereon.

         (b) APF may make the Offer itself or through one or more direct or indirect wholly-owned subsidiaries of APF or APF Trust, or any combination thereof (which, for purposes hereof, may include a partnership, all of the partners of which are direct or indirect subsidiaries of APF or APF Trust, or any combination thereof). In the event that any of those entities makes or participates in the making of the Offer,

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                                       7

                  the term "APF" as used herein shall include all of those entities, other than in Article 7 where the term APF shall not include such entities, but APF shall continue to be liable to CanScot for any default by any such entity in the performance of any of APF's obligations hereunder.

         (c) The Offer shall expire on the Initial Expiry Time, except that the Offer may be extended in accordance with the provisions of
                  Section 2.l (f) if the conditions thereto set forth in Schedule A are not satisfied on or by the date and time at which the Offer would otherwise expire and if APF determines, acting reasonably, that there is a reasonable prospect that those conditions of the Offer may be satisfied within 40 days after the Initial Expiry Date.

         (d) Subject to the satisfaction or waiver of the conditions set forth in Schedule A, APF shall, as soon as is practicable in the circumstances and in any event within three Business Days of the Expiry Time, take-up and pay for all CanScot Shares validly tendered (and not properly withdrawn) pursuant to the Offer. APF shall use all commercially reasonable efforts to consummate the Offer, subject to the terms and conditions thereof.

         (e) Notwithstanding the foregoing, if the condition set out in paragraph (b) of Schedule A has not been satisfied or waived by the Initial Expiry Time, and each of the other conditions set out in Schedule A has been satisfied, APF agrees that it will extend the Offer for such period or periods, not to exceed 40 days in the aggregate following the Initial Expiry Time, as is necessary to satisfy or fulfill such conditions, but only if APF has made a bona fide determination, acting reasonably, that there is a reasonable prospect that such conditions may be satisfied within such 40 day period.

         (f)      It is agreed that APF may, in its sole discretion:

                  (i) waive any term or condition of the Offer for its benefit; and

                  (ii) vary any term or condition of the Offer, provided that APF shall not without the prior written consent of CanScot, acting reasonably, (A) change the number of CanScot Shares for which the Offer is made, (B) decrease or change the form of the consideration to be paid for each CanScot Share or (C) amend the Offer or modify the conditions to the Offer in a manner that in either case is, in the opinion of CanScot, acting reasonably, adverse to the CanScot Shareholders (and for which purpose an extension of the Offer or waiver of a condition will not be considered materially adverse).

                  APF agrees to provide CanScot with not less than two days' prior written notice of any waiver or amendment of any material term or condition of the Offer.

         (g) APF will instruct the depositary under the Offer to advise CanScot from time to time at its request until the day immediately prior to the day on which the Expiry Time shall occur and thereafter on an hourly basis, if requested by CanScot and in such manner as CanScot may reasonably request, as to the number of CanScot

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                                       8

                  Shares that have been tendered (and not withdrawn) under the Offer. CanScot agrees to keep such advice confidential and not to use it in any manner that is in any way detrimental to the performance of this Agreement or the successful completion of the Offer.

         (h) The obligation of APF to make the Offer shall be conditional upon the following:

                  (i) no Material Adverse Change in respect of CanScot shall have occurred, no person shall have brought or threatened to bring a bona fide action for injunctive relief against the performance of this Agreement or the completion of the Offer and no other event shall have occurred or circumstance shall exist which, in the opinion of APF, would make it impossible or impracticable to satisfy one or more of the conditions of the Offer described in Schedule A except if as a direct result of any act or omission of APF;

                  (ii) as at the date that the Offer is to be made, no material representation or warranty by CanScot contained in this Agreement shall have been determined by APF, acting reasonably, to be materially inaccurate and no material breach by CanScot of, or material non-compliance by CanScot with, any material covenant or obligation contained in this Agreement shall have occurred;

                  (iii) APF shall have obtained such orders or exemptive relief from the Securities Authorities or other regulatory authorities in Canada, the United States and, as applicable, elsewhere as it deems necessary or appropriate, acting reasonably, in connection with the making of the Offer;

                  (iv) the board of directors of CanScot shall not have withdrawn, modified or changed any of its recommendations, approvals, resolutions, or determinations referred to in Sections 2.2 or 2.4; and

                  (v) all of the directors and officers of CanScot (and entities controlled by them) shall have entered into Lock-up Agreements within five days of the execution hereof by CanScot whereby such holders agree to tender their CanScot Shares (including those issuable pursuant to CanScot Options or any other convertible securities held by them or through entities of which they are an officer) under the Offer representing not less than 23% of the CanScot Shares on a diluted basis. Further, management will undertake to use its best efforts to obtain Lock-Up Agreements respecting 60% of the outstanding CanScot Shares and, for such purpose, to contact those CanScot Shareholders owning at least 100,000 CanScot Shares individually (excluding CDS & Co.) and request that such holders agree to tender their CanScot Shares (including those issuable pursuant to CanScot Options or any other convertible securities held by them) under the Offer.

The foregoing conditions set forth in this Section 2.1(h) are for the exclusive benefit of APF and may be waived by APF, in whole or in part, in its sole discretion, at any time and from time to

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                                       9

time. As of the time of execution of this Agreement, APF has no knowledge that a representation or warranty of CanScot herein is materially inaccurate or of the material non-performance by CanScot of any representation, warranty or covenant contained in this Agreement. If prior to the making of the Offer, APF has knowledge that any representation or warranty of CanScot herein is materially inaccurate or any covenant or obligation of CanScot herein has been breached or has not been complied with, APF shall forthwith so notify CanScot, giving reasonable detail of the inaccuracy, breach or non-compliance. If the inaccuracy, breach or non-compliance, as the case may be, is capable of being cured, CanScot shall have three Business Days to effect a cure. If CanScot effects a cure within such time period, the time period under Section 2.1 (a) for the making of the Offer shall be extended by three Business Days. If the inaccuracy, breach or non-compliance is not capable of being cured, or if CanScot is unable to effect a cure within three Business Days of notice of the inaccuracy, breach or non-compliance, APF shall be entitled to refuse to make the Offer due to the failure to satisfy the conditions set out in Section 2.1(h).

2.2      CANSCOT DIRECTORS' CIRCULAR

         (a) CanScot hereby consents to the Offer and confirms that its board of directors (with the exception of Donald Engle, who has abstained) has unanimously approved the Offer and this Agreement, and has determined that the Offer is fair, from a financial point of view, to the holders of CanScot Shares, and has resolved to unanimously recommend acceptance of the Offer by holders of CanScot Shares. Subject to the provisions contained herein, CanScot covenants to cooperate with APF and to take all reasonable action to support the Offer.

         (b) CanScot shall mail and file a directors' circular in accordance with Securities Laws. The directors' circular will set forth (among other things) the unanimous recommendation of the board of directors of CanScot as described above. CanScot shall provide APF with a draft copy of the directors' circular prior to mailing and shall provide APF with a reasonable opportunity to review and provide any comments thereon. CanScot shall use its reasonable commercial efforts to mail the directors' circular concurrently and in the same envelope that APF mails a take-over bid circular respecting the Offer to the CanScot Shareholders.

         (c) CanScot and APF shall cooperate with a view to issuing a joint press release substantially in the form attached hereto as Schedule B as soon as practicable after the signing of this Agreement. CanScot shall file or cause to be filed, where required, a copy of that press release, a material change report and this Agreement with the Securities Authorities having jurisdiction over CanScot as soon as possible after the issuance of that press release (and in any event within the time periods set out in applicable Securities Laws).

         (d) CanScot represents that each of its directors and officers (and entities controlled by them) and some shareholders holding in the aggregate (either directly or indirectly through entities of which they are an officer or otherwise) in excess of 23% of the CanScot Shares on a diluted basis have advised that he intends to tender his CanScot Shares, (including all CanScot Shares he shall acquire between the date hereof and the Expiry Time, whether pursuant to the exercise of CanScot

                  Options or otherwise) under the Offer. The directors' circular shall reflect the intention of the directors and officers to tender their respective CanScot Shares pursuant to the Offer.

         (e) The board of directors of CanScot may only withdraw, modify or change any recommendation with respect to the Offer:

                  (i)      as permitted under Section 5.3;

                  (ii) in the event the Agreement is terminated prior to such withdrawal, modification or change; or

                  (iii) in the event that the conditions set forth in Schedule C hereto are not satisfied or waived at the Expiry Time by CanScot in its discretion, acting reasonably.

2.3               OFFER DOCUMENTS

         (a) Within the time periods required by law, APF shall file or cause to be filed with the appropriate Securities Authorities an offer to purchase and take-over bid circular and the related letter of transmittal and notice of guaranteed delivery pursuant to which the Offer will be made (collectively, the "Offer Documents"). The Offer Documents, when filed with Securities Authorities and when mailed to CanScot Shareholders, shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Act and any applicable Canadian provincial securities laws, and any other applicable laws (collectively, the "Securities Laws").

         (b) CanScot agrees to provide such reasonable assistance as APF or its agents may reasonably request in connection with communicating the Offer Documents and any amendments and supplements thereto to the CanScot Shareholders and to such other persons as are entitled to receive the Offer Documents under Securities Laws, including providing or causing to be provided lists of CanScot Shareholders (including "NOBO" lists, depositary participant break-out lists) and of the holders of CanScot Options and other securities convertible into or exchangeable for, or other rights to acquire, CanScot Shares (to the extent known by CanScot) including names, addresses and numbers of CanScot Shares or such other securities, together with mailing labels with respect to all such holders, as soon as possible after the date of this Agreement but in any event no later than the close of business in Calgary two Business Days prior to the Mailing Date, and updates or supplements thereto from time to time as may be requested by APF (as contemplated in subsection 23(6) of the Act). CanScot shall provide APF with mailing labels with respect to all holders of securities within 3 Business Days of any such request by APF. CanScot shall also make such of its executive officers available for meetings with CanScot Shareholders as APF may reasonably request.

2.4      OUTSTANDING STOCK OPTIONS

         (a) Subject to the receipt of any necessary regulatory approvals, all persons holding options to purchase CanScot Shares, who may do so under Securities Laws and in accordance with the terms of the CanScot Options held by them, shall be entitled to exercise all of their options and tender all CanScot Shares issued in connection therewith under the Offer. The CanScot board of directors shall not, prior to completion of the Offer, grant additional options to purchase CanScot Shares. It is agreed by APF that all CanScot Options that are tendered to CanScot for exercise, conditional on APF taking up CanScot Shares under the Offer ("Conditional Option Exercise"), shall be deemed to have been exercised concurrently with the take-up of CanScot Shares by APF. Furthermore, APF shall accept as validly tendered under the Offer as of the Take-up Date, all CanScot Shares that are to be issued pursuant to the Conditional Option Exercise, provided that the holders of such options indicate that such shares are tendered pursuant to the Offer and provide a duly executed letter of transmittal and further provided that such holders agree to surrender any of their remaining unexercised options to CanScot for cancellation for no consideration effective immediately after the Take-up Date.

         (b) CanScot and APF agree that, to the extent holders of CanScot Options do not exercise their CanScot Options, CanScot may agree with such holders that, in lieu of such persons exercising their CanScot Options, CanScot will pay to such persons in cash in a tax effective manner, immediately after the Expiry Time of the Offer, the difference between: (i) the aggregate exercise price of their "in the money" CanScot Options; and (ii) the per share cash purchase price offered for CanScot Shares under the Offer, multiplied by the number of CanScot Shares that may be acquired upon the exercise of such CanScot Options, in exchange for the termination of their CanScot Options and provided that such holders agree to surrender their remaining unexercised options, if any, to CanScot for cancellation for no consideration effective immediately after the Take-up Date.

         (c) CanScot agrees to use its reasonable commercial efforts and represents that its directors have:

                  (i) determined to cause CanScot to use reasonable commercial efforts to encourage and facilitate all persons holding CanScot Options to either: (A) exercise those options and tender all CanScot Shares issued in connection therewith to the Offer; or (B) agree with CanScot to the payment described in
                           Section 2.4(b); or (C) terminate their rights to exercise any of those CanScot Options; as set forth above in this Section 2.4; and

                  (ii) authorized and directed CanScot to cause the vesting of option entitlements under applicable agreements to accelerate prior to or concurrently with the completion of the Offer, such that all outstanding CanScot Options shall be exercisable and fully vested prior to the Expiry Time of the Offer.

         (d) CanScot shall promptly notify APF in writing of any exercise of options pursuant to Section 2.4(a) or payment pursuant to
                  Section 2.4(b). Such notice shall include full particulars of the exercise or payment, as the case may be, and in the case of Section 2.4(b) shall be delivered at least two Business Days prior to payment being made.

                                    ARTICLE 3
                           PUBLICITY AND SOLICITATION

3.1      PUBLICITY

                  Each of APF and CanScot shall receive the prior consent, not to be unreasonably withheld, of the other Party prior to issuing, or permitting any of its affiliates (if applicable), directors, officers, employees or agents to issue, any press release or other written statement to the press with respect to this Agreement or the transactions contemplated hereby. Other than the press releases provided for in Section 2.2(c), APF and CanScot may issue a press release or other written statement prior to such consent on the advice of counsel that such action is required by applicable law or by obligations pursuant to any listing agreement with a stock exchange, but only after using its best efforts to consult the other Party taking into account the time constraints to which it is subject as a result of such law or obligation.

3.2      SOLICITATION

                  APF may appoint a financial advisor to act as dealer manager (the "Dealer Manager") in connection with the Offer and solicit acceptances of the Offer. The Dealer Manager will, if appointed, form a soliciting dealer group comprised of members of the Investment Dealers Association of Canada and of the stock exchanges in Canada to solicit acceptances of the Offer in accordance with Securities Laws.

                                    ARTICLE 4
                          ARRANGEMENTS RESPECTING FEES

4.1               NON-COMPLETION FEE

                  Provided that the board of directors of CanScot have not exercised their rights in accordance with Schedule C of the Agreement, if at any time after the date of this Agreement:

         (a) the board of directors of CanScot: (i) fails to unanimously recommend (with the exception of Donald Engle, if he has abstained) that shareholders of CanScot accept the Offer; or
                  (ii) shall have withdrawn, modified or changed any of its recommendations, approvals, resolutions or determinations referred to in Section 2.2 in a manner adverse to APF or the Offer, or shall have resolved to do so (except as contemplated in Section 2.2(e)), or (iii) fails to publicly reaffirm any of its recommendations, approvals, resolutions or determinations referred to in Section 2.2 within two days of a request by APF to do so, or upon a Take-Over Proposal being publicly announced or proposed, offered or made to CanScot or the CanScot Shareholders (such affirmation to be made by press release within two days of such request being made or such Take-Over Proposal being publicly announced, proposed, offered or made, whichever occurs first) (except as contemplated in
                  Section 2.2(e));

         (b) the board of directors of CanScot shall have recommended that CanScot Shareholders deposit their CanScot Shares under, vote in favour of or otherwise accept a Take-over Proposal;

         (c) CanScot shall have entered into an agreement (other than a confidentiality agreement referred to in Section 5.2(b)) with any person with respect to a Take-Over Proposal prior to the Expiry Time;

         (d) a Take-Over Proposal is made to the CanScot Shareholders for a consideration which is in the aggregate greater than the aggregate consideration provided for under the Offer, and at the Expiry Time the Minimum Condition has not been satisfied and such Take-Over Proposal has not expired or been withdrawn or there is another Take-Over Proposal then outstanding, and such Take-Over Proposal is completed within six months of the Expiry Time; or

         (e)      this Agreement has been terminated by APF pursuant to Section
                  13.1 (d),

then CanScot shall, within one Business Day after the first to occur of the events described above, pay to APF the amount of $1.5 million. Such payment shall be made in immediately available funds to an account designated by APF. On the date of the earliest event described above, CanScot shall be deemed to hold such sum in trust for APF.

                                    ARTICLE 5
                                NO SOLICITATION

5.1      CESSATION OF EXISTING DISCUSSIONS

                  CanScot shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties (other than APF) conducted on or before the date of this Agreement with respect to any actual or potential Take-over Proposal. CanScot shall immediately following the mailing of the Offer send a letter to all parties who have had such discussions or negotiations or who have entered into confidentiality agreements with CanScot pertaining to the sale of CanScot Shares or a substantial portion of its assets and shall use appropriate diligence to have all materials provided to such parties by CanScot or prepared by such parties in respect of CanScot destroyed or returned to CanScot or its agents or advisors. CanScot shall immediately advise APF verbally and in writing of any response or action (actual, anticipated, contemplated or threatened) by any recipient of such letter which could hinder, prevent or delay or otherwise adversely affect the completion of the Offer. CanScot agrees not to release any third party from any confidentiality or standstill obligation set forth in any agreement to which CanScot and such third party are parties except for the standstill obligation in connection with a Superior Take-over Proposal by such third party.

5.2      No SOLICITATION

                  None of CanScot or any of its directors, officers, employees, agents, financial advisors, counsel or other representatives shall, directly or indirectly:

         (a) solicit, initiate or encourage (including, without limitation, by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation or continuation of any inquiries, discussions, negotiations, proposals or offers from any corporation, person or other entity or group (other than APF and its subsidiaries and their respective directors, officers, employees, agents, financial advisors, counsel or other representatives) in respect of any matter or thing which is inconsistent with the successful completion of the Offer and the merger of the operations of APF and CanScot, including any Take-over Proposal; or

         (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the business, properties, operations, prospects or conditions (financial or otherwise) of CanScot or otherwise cooperate in any manner with, or assist or participate in, or facilitate or encourage, an effort or attempt by any other person to do anything mentioned in Section 5.2(a), or waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forebear in respect of, any rights or other benefits of CanScot under confidentiality agreements, including, any "standstill" provisions thereunder; provided however, that the foregoing in no way restricts or limits the board of directors of CanScot from responding or acting in any manner or from making any disclosure or providing any information, either directly or through its officers, employees, agents or other representatives, to another party who makes a bona fide written offer to CanScot to enter into a Take-over Proposal
                  (i) if the board of directors, acting reasonably and after receiving the advice of its financial advisors, believes the offer would, if successful, result in a Superior Take-over Proposal, and (ii) in any other circumstances if a failure to respond or act would, in the opinion of the board of directors of CanScot (acting reasonably and after receiving advice of outside counsel), be inconsistent with the performance by the directors of CanScot of their fiduciary duties under Securities Laws. CanScot or its board of directors shall not make any disclosure or provide any information in accordance with this proviso unless CanScot shall have notified APF of that occurrence, required the party making the Take-Over Proposal to execute a confidentiality agreement in favour of CanScot on terms and conditions no more favourable to such other party than those contained in the Confidentiality Agreement and unless CanScot shall have concurrently provided copies of the same information or made the same disclosure to APF. Additionally, CanScot agrees to notify APF, verbally and in writing, immediately of the receipt of any communication from any person that is related, directly or indirectly, to any proposed Take-over Proposal.

5.3      SUPERIOR TAKE-OVER PROPOSAL

                  Notwithstanding Sections 2.2(a) and 2.2(b), in the event that, prior to the expiry of the Offer, a Superior Take-over Proposal is offered or made to the CanScot Shareholders or CanScot, the board of directors of CanScot may withdraw, modify or change any recommendation regarding the Offer if, in the opinion of the board of directors acting in good faith after written advice from outside counsel (confirmation of which shall be immediately delivered to APF), the failure to so withdraw, modify or change any recommendation regarding the Offer would be inconsistent with the performance by the directors of CanScot of their fiduciary duties under Securities Laws. CanScot shall as soon as possible but in any event prior to 10:00 a.m. (Calgary time) on the day following receipt of any Take-over Proposal, advise APF verbally and in writing that a Take-over Proposal has been offered or made to the board of directors of CanScot or to CanScot (which notice in writing must identify the party proposing such Take-over Proposal and the terms and conditions thereof, which must include a copy of the terms and conditions of any written form of Take-over Proposal and which must provide an undertaking to provide to APF any further documents relating to the terms or conditions thereof delivered to the board of directors of CanScot or to CanScot by the offeror).

                  If the board of directors of CanScot believes that the Take-over Proposal constitutes a Superior Take-over Proposal, CanScot shall give APF at least 72 hours advance notice of any action to be taken by the board of directors of CanScot to withdraw, modify or change any recommendation regarding the Offer or enter into an agreement to implement the Superior Take-over Proposal. Such notice shall provide to APF the right during such 72 hours to advise the board of directors of CanScot that APF will immediately announce and as soon as possible in the circumstances amend its Offer to provide that the CanScot Shareholders shall receive a value per CanScot Share equal to or greater than the value per CanScot Share provided in the Superior Take-over Proposal. If APF so advises the board of directors of CanScot prior to the expiry of such 72 hour period, the board of directors of CanScot shall not withdraw, modify or change any recommendation with respect to the Offer, as so amended, take any action to approve or implement the Superior Take-over Proposal or release the party making the Superior Take-over Proposal from any standstill or confidentiality obligation.

5.4      THIRD PARTIES TO BE MADE AWARE

                  CanScot shall ensure that the officers, directors and employees of CanScot and any investment bankers or other advisers or representatives retained by CanScot are aware of the provisions of this Article 5, and CanScot shall be responsible for any breach of this Article 5 by such investment bankers, advisers or representatives.

                                    ARTICLE 6
                 TRANSACTIONS FOLLOWING COMPLETION OF THE OFFER

6.1      SECOND STAGE TRANSACTION

                  If APF takes up and pays for CanScot Shares pursuant to the terms of the Offer,

APF agrees to use all reasonable commercial efforts to acquire, and CanScot agrees to use all reasonable commercial efforts to assist APF in acquiring, the balance of the CanScot Shares as soon as practicable and in any event within a period of six months following the Take-up Date by way of a statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions ("Second Stage Transaction") carried out for a consideration per CanScot Share that consists of the same consideration paid pursuant to the Offer and is not less than the Purchase Consideration paid pursuant to the Offer. Nothing herein shall be construed to prevent APF from acquiring, directly or indirectly, additional CanScot Shares in the open market or in privately negotiated transactions or otherwise, in accordance with Securities Laws (including by way of compulsory acquisition) following completion of the Offer.

6.2      CANSCOT BOARD OF DIRECTORS

                  The board of directors of CanScot, immediately following the acquisition by APF of the number of CanScot Shares required to satisfy the Minimum Condition, shall be reconstituted through resignations of all existing CanScot directors designated by APF and the appointment of APF nominees in their stead. CanScot shall, in accordance with the foregoing and subject to the provisions of the Act, use its reasonable commercial efforts to secure the resignations of all CanScot directors (who shall be provided releases from APF and CanScot and who shall provide releases to APF and CanScot for all claims against APF and CanScot other than claims for lawful indemnification and reimbursement of expenses properly incurred) to be effective at such time as may be required by APF and to use its best efforts to cause the appointment of the APF nominees to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting. CanScot shall also cooperate with APF to provide an orderly transition of control and management.

                                    ARTICLE 7
                     REPRESENTATIONS AND WARRANTIES OF APF

                  APF hereby represents and warrants (and, as applicable, covenants) to CanScot as follows and acknowledges that CanScot is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:

7.1      ORGANIZATION AND QUALIFICATION

                  APF is a corporation duly formed and organized and valid and subsisting under the laws of the Province of Alberta and has the requisite corporate power and authority to own its properties and conduct its business as now owned and conducted. APF is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on APF and its subsidiaries taken as a whole.

7.2      AUTHORITY RELATIVE TO THIS AGREEMENT

                  APF has the requisite authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by APF of the transactions contemplated hereby have been duly authorized by the board of directors of APF and no other proceedings on its or their part are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by APF and constitutes the legal, valid and binding obligation of APF enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally, and to general principles of equity.

7.3      No VIOLATIONS

         (a) Neither the execution and delivery of this Agreement by APF, the consummation of the transactions contemplated hereby nor compliance by APF with any of the provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of APF or any of its subsidiaries under, any of the terms, conditions or provisions of (x) the APF Governing Documents or (y) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other material instrument or obligation to which APF or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which APF or any of its subsidiaries is bound; (ii) subject to compliance with the statutes and regulations referred to in Section 7.3(b), violate any judgement, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to APF or any of its subsidiaries (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on the business, operations or financial condition of APF and its subsidiaries taken as a whole or on the ability of APF to consummate the transactions contemplated hereby); or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on the business, operations or financial condition of APF and its subsidiaries taken as a whole.

         (b) Other than in connection with or in compliance with the provisions of Securities Laws, the rules of the Toronto Stock Exchange, the United States Securities Exchange Act of 1934, as amended, (the "Exchange Act") state securities or "blue-sky" laws of the states of the United States, as amended, and any pre-merger notification statutes, (i) there is no legal impediment to APF's consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by APF in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Effect on APF or on the ability of APF to consummate the transactions contemplated hereby.

7.4      REPORTING ISSUER STATUS

                  APF Trust is a "reporting issuer" in all provinces of Canada and is in material compliance with all Securities Laws and the Trust Units are listed, and only listed, on the Toronto Stock Exchange.

7.5      CAPITALIZATION

                  As of the date hereof, the authorized capital of APF Trust consists of 500,000,000 Trust Units and Special Voting Units. As of the date hereof, 32,394,357 Trust Units are issued and outstanding. All outstanding Trust Units have been duly authorized and validly issued, are fully paid and non-assessable, and all Trust Units to be issued in connection with the Offer will be duly authorized and validly issued, fully paid and non-assessable.

7.6      NO MATERIAL ADVERSE CHANGE

                  Since March 31, 2003, there has not been any Material Adverse Change with respect to APF or APF Trust, except as has been publicly disclosed.

7.7      INFORMATION

                  To the best of the knowledge of APF, all material data and information provided by APF to CanScot and its agents and representatives is complete and true and correct in all material respects as at the respective dates thereof and did not and does not omit any material data or information necessary to make any data or information, to the extent requested by CanScot, not misleading as at the respective dates thereof.

7.8      FINANCIAL STATEMENTS

                  The audited financial statements of APF Trust as at and for the period ended December 31, 2002 previously delivered to CanScot were prepared in accordance with GAAP and fairly present, in accordance with GAAP, the consolidated financial condition of APF at December 31, 2002 and the results of operations for the period then ended.

7.9      NO UNDISCLOSED MATERIAL LIABILITIES

                  Except (a) as disclosed or reflected in the audited financial statements of APF Trust as at December 31, 2002 and the unaudited financial statements of APF as at March 31, 2003 previously delivered to CanScot, and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice, (ii) pursuant to the terms of this Agreement, or (iii) as disclosed in writing to CanScot prior to the date of this Agreement, neither APF nor APF Trust has incurred any material liabilities of any nature, whether accrued, contingent or otherwise or which would be required by GAAP to be reflected on a consolidated balance sheet of APF Trust as of the date hereof.

7.10     IMPAIRMENT

                  The making of the Offer will not result in a Material Adverse Change in respect of APF or APF Trust.

7.11     REPORTS

         (a) APF has heretofore delivered to CanScot (or they are available on SEDAR) true and complete copies of (i) APF Trust's Information Circular relating to APF Trust's 2003 annual and special meeting of unitholders and 2002 Annual Report to unitholders, (ii) all prospectuses or other offering documents used by APF Trust in the offering of its securities or filed with Securities Authorities since December 31, 2002, (iii) the audited financial statements of APF Trust dated December 31, 2002, and (iv) the unaudited financial statements of APF Trust dated March 31, 2003. As of their respective dates, such form, circular, statements, prospectuses and other offering documents (including all exhibits and schedules thereto and documents incorporated by reference therein) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and
                  (ii) complied in all material respects with all applicable requirements of law including Securities Laws. The audited financial statements and unaudited interim financial statements of APF Trust publicly issued by APF Trust or included or incorporated by reference in such form, circular, statements, prospectuses and other offering documents were prepared in accordance with GAAP (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of APF's independent accountants, or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present, in accordance with GAAP the financial position, results of operations and changes in financial position of APF and APF Trust as of the dates thereof and for the periods indicated therein and reflect all material assets, liabilities or obligations of APF and APF Trust as at the dates thereof (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments). APF will during the term of this Agreement deliver to CanScot as soon as they become available true and complete copies of any report or statement filed by APF Trust with Securities Authorities subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by CanScot, as to which APF makes no representation) (i) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) will comply in all material respects with all applicable requirements of law including Securities Laws. The financial statements of APF Trust issued by APF Trust or to be included in such reports and statements (excluding any information therein provided by CanScot, as to which APF makes no representation) will be prepared in accordance with GAAP (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of APF's independent accounts, or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and will present fairly, in accordance with GAAP, the financial position, results of operations and changes in financial position of APF and APF Trust as of the dates thereof and for the periods indicated therein and reflect all material assets, liabilities or obligations of APF and APF Trust as at the dates thereof (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

7.12     U.S. SECURITIES LAW MATTERS

                  APF Trust is a foreign private issuer, as that term is used in Rule 3b-4 promulgated under the Exchange Act, and is not an investment company registered or required to be registered under the United States Investment Company Act of 1940. The Trust Units are not registered under Section 12 of the Exchange Act.

7.13     SUBSIDIARIES

                  Neither APF nor APF Trust (i) has any material subsidiaries except APF Acquisition Trust, in the case of APF Trust, (ii) has any interest in any partnership (except indirectly, APF Energy Limited Partnership), and (iii) is a party to any agreement of any nature to acquire any subsidiary or to acquire or lease any other business operations out of the ordinary course.

7.14     BOOKS AND RECORDS

                  The corporate records and minute books, books of account and other records of APF, APF Trust and their material subsidiaries (whether of a financial or accounting nature or otherwise) have been maintained in accordance with all applicable statutory requirements and prudent business practice and are complete and accurate in all material respects, except for minutes of meetings of the directors of APF and committees thereof with respect to the Offer and which have not yet been prepared.

7.15     LITIGATION, ETC.

                  Except as set forth herein, there is no claim, action, proceeding or investigation outstanding or, to the knowledge of APF, pending, threatened against or relating to APF, APF Trust, APF Energy Limited Partnership or APF Acquisition Trust or any of their subsidiaries or affecting any of their respective properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a Material Adverse Effect on APF and APF Trust and their subsidiaries taken as a whole or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer, nor is APF aware of any basis for any such claim, action, proceeding or investigation. APF, APF Trust, APF Energy Limited Partnership, APF Acquisition Trust and their subsidiaries are not subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on APF and APF Trust and their subsidiaries taken as a whole or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer.

7.16     ENVIRONMENTAL

                  Except as has been disclosed to CanScot in writing prior to the date hereof, to the best knowledge and belief of APF:

         (a) neither APF, APF Energy Limited Partnership nor any of their subsidiaries is in material violation of any applicable federal, provincial, municipal or local laws, regulations, orders, government decrees or ordinances with respect to environmental, health or safety matters (collectively, "Environmental Laws");

         (b) APF and APF Energy Limited Partnership have operated their respective businesses at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without material violation of Environmental Laws;

         (c) there have been no material spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes which have not been rectified or are in the process of being rectified on any of the real property owned or leased by APF or APF Energy Limited Partnership during the period of their ownership or tenure or under their control during the period in which they have had control;

         (d) there have been no releases, deposits or discharges, in material violation of Environmental Laws, of any hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by APF or APF Energy Limited Partnership;

         (e) no material orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of APF or APF Energy Limited Partnership other than abandonment and similar notices issued in connection with APF's or APF Energy Limited Partnership's normal course of business; and

         (f) APF and APF Energy Limited Partnership hold all material licences, permits and approvals required under any Environmental Laws in connection with the operation of their respective businesses and the ownership and use of their assets and all such licences, permits and approvals are in full force and effect.

7.17     NOTICE OF ENVIRONMENTAL POLICIES OR LAWS

                  Neither APF nor APF Energy Limited Partnership has received notice of any proposed environmental policies or laws which either of such entities reasonably believes would have a Material Adverse Effect on the oil and/or gas exploration, development or production operations of such entities, other than those that apply to the industry generally.

7.18     INSURANCE

                  Policies of insurance in force as of the date hereof naming APF as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of APF, APF Trust and APF Energy Limited Partnership, taken as a whole. All such policies of insurance shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby or by the Offer.

7.19     TITLE

                  Although it does not warrant title, APF does not have reason to believe that APF does not have title to or the irrevocable right to produce and sell its petroleum, natural gas and related hydrocarbons (for the purposes of this clause, the foregoing are referred to as the "INTERESTS") and does represent and warrant that the Interests are free and clear of adverse claims created by, through or under APF, except for those arising in the ordinary course of business, which are not material in the aggregate, and, to the knowledge of APF after due inquiry, APF holds its Interests under valid and subsisting leases, licenses, permits, concessions, concession agreements, contracts, subleases, reservations or other agreements.

7.20     SOURCE OF FUNDS

                  The aggregate cash consideration payable pursuant to the Offer is available to APF such that APF is in a position, subject to the terms of this Agreement, to pay for all CanScot Shares tendered pursuant to the Offer in accordance with the terms of the Offer and to pay all related fees and expenses.

                                    ARTICLE 8
                    REPRESENTATIONS AND WARRANTIES OF CANSCOT

                  CanScot hereby represents and warrants (and, as applicable, covenants) to APF as follows and acknowledges that APF is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:

8.1      ORGANIZATION AND QUALIFICATION

                  Each of CanScot and its subsidiaries is a corporation duly incorporated and organized and valid and subsisting under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its properties and conduct its business as now owned and conducted. Each of CanScot and its subsidiaries is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on CanScot and its subsidiaries taken as a whole.

8.2      AUTHORITY RELATIVE TO THIS AGREEMENT

                  CanScot has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by CanScot's board of directors, and no other corporate proceedings on the part of CanScot are necessary to authorize this Agreement (except for obtaining shareholder approval in respect of any Second Stage Transaction) and the transactions contemplated hereby. This Agreement has been duly executed and delivered by CanScot and constitutes the legal, valid and binding obligation of CanScot enforceable against CanScot in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally, and to general principles of equity.

8.3      No VIOLATIONS

         (a) Neither the execution and delivery of this Agreement by CanScot, the consummation of the transactions contemplated hereby nor compliance by CanScot with any of the provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of CanScot or any of its subsidiaries under, any of the terms, conditions or provisions of (x) the CanScot Governing Documents or (y) any note, bond, mortgage, indenture, loan agreement (other than a credit facility with Alberta Treasury Branches for which CanScot will attempt to obtain a waiver in a form and substance satisfactory to APF prior to the Mailing Date), deed of trust, agreement (other than agreements respecting CanScot Options and employment or consulting agreements comprising the Employment Obligations), lien, contract or other material instrument or obligation to which CanScot or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which CanScot or any of its subsidiaries is bound; (ii) subject to compliance with the statutes and regulations referred to in Section 8.3(b), violate any judgement, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to CanScot or any of its subsidiaries (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on the business, operations or financial condition of CanScot and its subsidiaries taken as a whole or on the ability of CanScot to consummate the transactions contemplated hereby); or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on the business, operations or financial condition of CanScot and its subsidiaries taken as a whole.

         (b) Other than in connection with or in compliance with the provisions of Securities Laws, the rules of the TSX Venture Exchange, the United States Securities Exchange Act of 1934, as amended, state securities or "blue-sky" laws of the states of the United States, as amended, and any pre-merger notification statutes, (i) there is no legal impediment to CanScot's consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by CanScot in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Effect on CanScot or the ability of CanScot to consummate the transactions contemplated hereby.

8.4      CAPITALIZATION

                  As of the date hereof, the authorized share capital of CanScot consists of an unlimited number of CanScot Shares and an unlimited number of first preferred shares. As of the date hereof, only 13,419,742 CanScot Shares and no others are issued and outstanding. As of the date hereof, 1,306,000 CanScot Shares are issuable pursuant to the exercise of outstanding CanScot Options. Except as set forth in the immediately preceding sentence, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by CanScot or any of its subsidiaries of any shares of CanScot (including CanScot Shares) or any of its subsidiaries or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of CanScot (including CanScot Shares) or any of its subsidiaries, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of CanScot or any of its subsidiaries. All outstanding CanScot Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights, and all CanScot Shares issuable upon exercise of outstanding CanScot Options in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights.

8.5      No MATERIAL ADVERSE CHANGE

                  Since March 31, 2003, there has not been any Material Adverse Change with respect to CanScot or any of its subsidiaries, except as has been publicly disclosed.

8.6      INFORMATION

                  To the best of the knowledge of CanScot, all data and information in respect of CanScot and its subsidiaries and their assets, reserves, liabilities, business and operations provided by CanScot or its advisors to APF and its agents and representatives is complete and true and correct in all material respects as at the respective dates thereof and did not and does not omit any material data or information necessary to make any data or information provided not misleading as at the respective dates thereof.

8.7      NO UNDISCLOSED MATERIAL LIABILITIES

                  Except (a) as disclosed or reflected in the audited financial statements of CanScot as at December 31, 2002 previously delivered to APF, and
(b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice, (ii) pursuant to the terms of this Agreement including the Employee Obligations, or (iii) as disclosed in writing to APF prior to the date of this Agreement, neither CanScot nor any of its subsidiaries has incurred any material liabilities of any nature, whether accrued, contingent or otherwise or which would be required by generally accepted accounting principles applicable in Canada to be reflected on a consolidated balance sheet of CanScot as of the date hereof.

8.8      IMPAIRMENT

                  The making of the Offer will not result in a Material Adverse Change in respect of CanScot or any of its subsidiaries.

8.9      EMPLOYEE/LEASE OBLIGATIONS

                  The Employee Obligations (except with respect to Messrs. Allan and Rosenstein) and costs on termination of capital and office leases do not exceed $250,000 and $650,000, respectively.

8.10     WORKING CAPITAL

                  CanScot will have, at the Effective Time, net working capital and bank debt of no more than $2.1 million (excluding current tax accruals or expenses related to the Offer), subject to any capital expenditure program described in Section 9.1(c)(ix).

8.11     TRANSACTION COSTS

                  CanScot has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except that Burnet Duckworth & Palmer LLP has been retained as legal advisers and CIBC World Markets Inc. has been retained as CanScot's financial advisors in connection with certain matters including the transactions contemplated hereby. The aggregate fees payable to all legal, financial and accounting advisors with respect to the Offer shall not exceed $100,000, not including the fee payable to CanScot's financial advisors, which fees shall not exceed $125,000.

8.12     CONDUCT OF BUSINESS

                  Since December 31, 2002 and except as disclosed in the public documents of CanScot filed pursuant to Securities Laws or contemplated herein, CanScot has not taken any action that would be in violation of Section 9.1 if such provision had been in effect since such date, other than violations which would not have any Material Adverse Effect on the business, operations or financial condition of CanScot and would not materially affect CanScot's ability to consummate the transactions contemplated hereby.

8.13     REPORTS

         (a) CanScot has heretofore delivered to APF (or they are available on SEDAR) true and complete copies of (i) CanScot's Information Circular relating to CanScot's 2003 annual meeting of shareholders and 2002 Annual Report to shareholders, (ii) all prospectuses or other offering documents used by CanScot in the offering of its securities or filed with Securities Authorities since December 31, 2001 and (iii) the audited financial statements of CanScot dated December 31, 2002. As of their respective dates, such form, circular, statements, prospectuses and other offering documents (including all exhibits and schedules thereto and documents incorporated by reference therein) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with all applicable requirements of law including Securities Laws. The audited financial statements and unaudited interim financial statements of CanScot publicly issued by CanScot and the audited financial statements of CanScot as at December 31, 2002, previously delivered to APF, or included or incorporated by reference in such form, circular, statements, prospectuses and other offering documents were prepared in accordance with generally accepted accounting principles in Canada (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of CanScot's independent accountants, or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present the financial position, results of operations and changes in financial position of CanScot as of the dates thereof and for the periods indicated therein and reflect all material assets, liabilities or obligations of CanScot as at the dates thereof (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

         (b) CanScot will during the term of this Agreement deliver to APF as soon as they become available true and complete copies of any report or statement filed by it with Securities Authorities subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by APF, as to which CanScot makes no representation) (i) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) will comply in all material respects with all applicable requirements of law including Securities Laws. The financial statements of CanScot issued by CanScot or to be included in such reports and statements (excluding any information therein provided by APF, as to which CanScot makes no representation) will be prepared in accordance with GAAP (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of CanScot's independent accounts, or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and will present fairly, in accordance with GAAP the financial position, results of operations and changes in financial position of CanScot as of the dates thereof and for the periods indicated therein and reflect all material assets, liabilities or obligations of CanScot as at the dates thereof (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

8.14     U.S. SECURITIES LAW MATTERS

                  CanScot is a foreign private issuer, as that term is used in Rule 3b-4 promulgated under the Exchange Act. The CanScot Shares are not registered under Section 12 of the

Exchange Act. To CanScot's knowledge, less than 10% of the CanScot Shares are held by U.S. holders.

8.15     SUBSIDIARIES

                  CanScot (i) does not have any material subsidiaries other than Jubilee Resources Inc., and Tika Energy Inc., (ii) does not have any interest in any partnership, and (iii) is not a party to any agreement of any nature to acquire any subsidiary or to acquire or lease any other business operations out of the ordinary course.

8.16     BOOKS AND RECORDS

                  The corporate records and minute books, books of account and other records of CanScot and its subsidiaries (whether of a financial or accounting nature or otherwise) have been maintained in accordance with all applicable statutory requirements and prudent business practice and are complete and accurate in all material respects, except for minutes of meetings of the directors of CanScot and committees thereof with respect to the Offer and which have not yet been prepared.

8.17     LITIGATION, ETC.

                  There is no claim, action, proceeding or investigation outstanding or, to .the knowledge of CanScot, pending, threatened against or relating to CanScot or any of its subsidiaries or affecting any of their respective properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a Material Adverse Effect on CanScot and its subsidiaries taken as a whole or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer, nor is CanScot or any of its subsidiaries aware of any basis for any such claim, action, proceeding or investigation. CanScot and its subsidiaries are not subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on CanScot and it subsidiaries taken as a whole or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer.

8.18     ENVIRONMENTAL

                  Except as has been disclosed to APF in writing prior to the date hereof, to the best knowledge and belief of CanScot:

         (a) Neither CanScot nor any its subsidiaries is in material violation of any Environmental Laws;

         (b) CanScot and its subsidiaries have operated their respective businesses at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without material violation of Environmental Laws;

         (c) there have been no material spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes which have not been rectified or are in the process of being rectified on any of the real property owned or leased by

                  CanScot and its subsidiaries during the period of its ownership or tenure or under their control during the period in which they have had control;

         (d) there have been no releases, deposits or discharges, in material violation of Environmental Laws, of any hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by CanScot or any of its subsidiaries;

         (e) no material orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of CanScot or any of its subsidiaries other than abandonment and similar notices issued in connection with CanScot's and its subsidiaries' normal course of business; and

         (f) CanScot and each of its subsidiaries hold all material licences, permits and approvals required under any Environmental Laws in connection with the operation of their respective business and the ownership and use of their respective assets, all such licences, permits and approvals are in full force and effect.

8.19     NOTICE OF ENVIRONMENTAL POLICIES OR LAWS

                  CanScot and, its subsidiaries have not received notice of any proposed environmental policies or laws which CanScot or its subsidiaries reasonably believes would have a Material Adverse Effect on any oil and/or gas exploration, development or production operations of CanScot and its subsidiaries taken as a whole, other than those that apply to the industry generally.

8.20     INSURANCE

                  Policies of insurance in force as of the date hereof naming CanScot as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of CanScot and its subsidiaries, taken as a whole. All such policies of insurance shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby or by the Offer.

                  If prior to the Expiry Time, CanScot secures directors' and officers' liability insurance for CanScot's current and former directors and officers, covering claims made prior to or within two years after the Take-up Date which has a scope and coverage substantially equivalent in scope and coverage to that provided to CanScot's current directors' and officers' insurance policy, at a total cost not in excess of $30,000, APF agrees to not take any action, or cause CanScot to take any action, to terminate such directors' and officers' insurance. In addition, any Lock-Up Agreements may provide an agreement to the foregoing effect.

8.21     TAX MATTERS

         (a) TAX DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

                  (i) The term "TAXES" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which CanScot is required to pay, withhold or collect.

                  (ii) The term "RETURNS" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any such Taxes.

         (b) RETURNS FILED AND TAXES PAID. All Returns required to be filed by or on behalf of CanScot and its subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis or have been accrued for on CanScot's financial statements, and no other Taxes are payable by CanScot or its subsidiaries with respect to items or periods covered by such Returns.

         (c) TAX RESERVES. CanScot and its subsidiaries have paid or provided adequate accruals in its audited financial statements for the year ended December 31, 2002 for Taxes, including income taxes and related deferred taxes, in conformity with generally accepted accounting principles applicable in Canada.

         (d) RETURNS FURNISHED. For all periods ending on and after December 31, 1997, APF has been furnished by CanScot or will be furnished, on request, by CanScot with true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by CanScot or its subsidiaries or on behalf of CanScot or its subsidiaries relating to Taxes, and (ii) all pro-forma separate federal and provincial income or franchise tax returns for CanScot and its subsidiaries.

         (e) TAX DEFICIENCIES, AUDITS, STATUTES OF LIMITATIONS. Except as disclosed in writing to APF, no material deficiencies exist or have been asserted with respect to Taxes of CanScot or any of its subsidiaries. CanScot or any of its subsidiaries are not parties to any action or proceeding for assessment or collection of taxes, nor has such event been asserted or threatened against CanScot or any of its subsidiaries or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of CanScot or any of its subsidiaries. Except as has been disclosed in writing to APF prior to the date hereof, the Returns of CanScot and its subsidiaries have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened.

8.22     EMPLOYEE BENEFIT PLANS

                  Other than as disclosed in writing to APF prior to the date hereof, CanScot or any of its subsidiaries:

         (a) except for its existing health plan have no defined benefit plans or other employee benefit plans, and have not made any agreements or promises with respect to increased benefits under such plans;

         (b) have provided adequate accruals in their respective audited financial statements for the year ended December 31, 2002 (or such amounts are fully funded) for all pension or other employee benefit obligations of CanScot and its subsidiaries arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on CanScot and its subsidiaries as well as for any other payment required to be made by CanScot and its subsidiaries in connection with the termination of employment or retirement of any employee of CanScot and its subsidiaries in respect of the fiscal period ended December 31, 2002; and

         (c) have no stock option plans or arrangements other than the Stock Option Plan and, except as otherwise disclosed herein, they are not otherwise parties to any agreement to provide any CanScot Shares or other CanScot securities (including any securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire CanScot Shares) or to provide any options to acquire CanScot Shares or any other CanScot securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, CanScot Shares to any person other than pursuant to the Stock Option Plan.

8.23     EMPLOYMENT AGREEMENTS

                  Except as disclosed in writing to APF prior to the date hereof, CanScot and its subsidiaries are not parties to any employment agreement or to any written or oral policy, agreement, obligation or understanding or any amendment thereto which contains any specific agreement as to notice of termination or severance pay in lieu thereof or which cannot be terminated without cause on giving reasonable notice as may be implied by law.

8.24     REPORTING ISSUER STATUS

                  CanScot is a "reporting issuer" in British Columbia, Alberta, Ontario and Quebec, and is in material compliance with all Securities Laws and the rules and policies of the TSX Venture Exchange, and the CanScot Shares are listed on the TSX Venture Exchange.

8.25     SHAREHOLDER RIGHTS PLAN

                  There is not in effect with respect to CanScot, and prior to the Expiry Time CanScot will not implement, a shareholder rights plan or any other form of plan, agreement, contract or instrument that will trigger any rights to acquire CanScot Shares or other securities of CanScot or rights, entitlements or privileges in favour of any person upon the entering into of this Agreement or the making of the Offer.

8.26     TITLE

                  Although it does not warrant title, CanScot does not have reason to believe that CanScot and its subsidiaries do not have title to or the irrevocable right to produce and sell their petroleum, natural gas and related hydrocarbons (for the purposes of this clause, the foregoing are referred to as the "INTERESTS") and does represent and warrant that the Interests are free and clear of adverse claims created by, through or under CanScot or its subsidiaries, except for those arising in the ordinary course of business, which are not material in the aggregate, and, to the knowledge of CanScot after due inquiry, CanScot and its subsidiaries hold their Interests under valid and subsisting leases, licenses, permits, concessions, concession agreements, contracts, subleases, reservations or other agreements.

8.27     RELATED PARTY TRANSACTION

                  Except as disclosed in writing to APF prior to the date hereof, CanScot and its subsidiaries have not made any payment or loan to, or borrowed monies from or is otherwise indebted to, any Related Party except for usual employee reimbursements and compensation paid in the ordinary and normal course of the business consistent with historical practices. Except for contracts of employment as disclosed in writing to APF prior to the date hereof, CanScot and its subsidiaries are not a party to any contract, agreement or other commitment, written or oral, with any Related Party and no Related Party owns, directly or indirectly, any interest in or is an officer, director, employee or consultant of any person which is, or is engaged in business as, a lessor, lessee, client or supplier of CanScot or its subsidiaries, or owns, directly or indirectly, in whole or in part, any property that is used in the operation of the business of CanScot or its subsidiaries, or has any cause of action or other claim whatsoever against or owes any amount to, CanScot or its subsidiaries.

8.28     AMI AND OTHER AGREEMENTS

                  Except as disclosed in writing to APF prior to the date hereof, there is no noncompetition, exclusivity, area of mutual interest or other similar agreement, commitment or understanding in place, whether written or oral, to which CanScot or its subsidiaries or, to the knowledge of CanScot, any director, officer, employee or consultant or any affiliate of such persons is a party or is otherwise bound that would now or hereafter, in any way limit the business or operations of CanScot or its subsidiaries (i) in a particular manner or to a particular locality or geographic region, or (ii) for a limited period of time.

8.29     RESTRICTION ON BUSINESS

                  The execution, delivery and performance of this Agreement does not and will not result in the restriction of CanScot or its subsidiaries from engaging in their respective businesses or from competing with any person or in any geographical area and do not and will not result in a Material Adverse Effect on their respective businesses or trigger or cause to arise any rights of any person under any contract or arrangement to restrict any of the foregoing from engaging in the business currently carried on by CanScot or its subsidiaries.

8.30     CONFIDENTIALITY AGREEMENTS

                  CanScot has provided to APF a copy of the one confidentiality agreement entered into with a person other than APF regarding the confidentiality of information provided to such person or reviewed by such person in the data room and no other agreements have been entered into. CanScot has not negotiated any Take-over Proposal with any person who has not entered into such a confidentiality agreement. CanScot has not waived the applicability of any "standstill" or other provision of any confidentiality agreements entered into by CanScot which have not automatically expired by their terms.

8.31     TAX POOLS

                  CanScot had, as of May 31, 2003 and including the accounts of its wholly owned subsidiary Jubilee Resources Inc., Canadian tax pools totaling approximately $8.4 million consisting of the following approximate balances:

                   COGPE                      $4.63 million
                   CDE                        $0.37 million
                   CEE                        $0.90 million
                   UCC                        $2.39 million
                   CEC & other                $0.12 million

In addition, CanScot has U.S. intangible drilling costs, other depletable and depreciable costs and net operating losses in its wholly owned subsidiary Tika Energy Inc. totaling approximately $2.6 million (Cdn).

The Canadian tax pools are net of $1.2 million renounced under flow through agreements entered into in December, 2002. There remained, as of May 31, 2003, an obligation under the flow through agreements to incur an additional amount of approximately $460,000 of qualifying expenditures.

8.32     ISSUANCES OF SECURITIES

                  All offers and sales of securities in the capital of CanScot from treasury or by CanScot including, without limitation, the CanScot Shares and the CanScot Options have been made in compliance with all applicable Securities Laws.

8.33     MCDANIEL REPORT

                  CanScot has made available to McDaniel, prior to the issuance of the McDaniel Report, for the purposes of preparing the McDaniel Report, all information requested by McDaniel, which information did not contain any misrepresentation at the date thereof. Except as otherwise disclosed in writing to APF, CanScot has no knowledge of a Material Adverse Change in any information provided to McDaniel since the date that such information was so provided.

8.34     OBLIGATIONS TO INCUR EXPENSES

                  Neither CanScot nor any of its subsidiaries has any obligation to incur any Canadian exploration expense as a result of any agreements with any persons respecting the issuance of shares on a flow-through basis except as specifically provided herein.

8.35     PRODUCTION

                  The aggregate current production of CanScot is approximately 800 barrels of oil equivalent per day, comprised of 3,900 thousand cubic feet of gas and 150 barrels of crude oil and natural gas liquids, with gas converted on a 6:1 basis.

8.36     SITE RESTORATION

                  The site restoration liability relating to the petroleum and natural gas assets of CanScot and its subsidiaries is, in aggregate, not more than $750,000, after taking into account the salvage value for tangible assets.

8.37     RIGHTS OF FIRST REFUSAL ("ROFRS")

                  Any ROFRs encumbering the petroleum and natural gas assets of CanScot are subject to the Canadian Association of Petroleum Landmen 1990 Operating Procedure corporate exception, which will result in no ROFR notices having to be issued in respect of the petroleum and natural gas assets of CanScot and its subsidiaries on account of the Offer, based on the understanding of CanScot that APF will acquire all of the CanScot Shares and amalgamate with CanScot thereafter.

8.38     FINANCIAL STATEMENTS

                  The audited financial statements of CanScot as at and for the period ended December 31, 2002 previously delivered to APF were prepared in accordance with GAAP and fairly present, in accordance with GAAP, the consolidated financial condition of CanScot at December 31, 2002 and the results of operations for the period then ended.

8.39     SALES CONTRACTS

                  Except as otherwise disclosed in writing to APF, CanScot does not have any future material commitment to buy, sell, exchange or transport petroleum or natural gas or any physical or financial contracts relating to the delivery of petroleum or natural gas, that are not terminable on thirty days' notice.

                                    ARTICLE 9
                               CONDUCT OF BUSINESS

9.1      CONDUCT OF BUSINESS BY CANSCOT

                  CanScot covenants and agrees that, during the period from the date of this Agreement until the earlier of: (i) the Effective Time; or (ii) the date that this Agreement is terminated in accordance with its terms, unless APF shall otherwise agree in writing, except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

         (a) the business of CanScot and other entities controlled by CanScot, including any joint ventures, directly or indirectly controlled by CanScot, shall be conducted only in, and CanScot shall not take any action except in, the usual and ordinary course of business and consistent with past practice, and CanScot shall use all reasonable commercial efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships. CanScot shall, subject to compliance with the terms of any third party agreements, consult with APF in respect of the ongoing business and affairs of CanScot and keep APF apprised of all material developments relating thereto;

         (b) CanScot shall not directly or indirectly do or permit to occur any of the following: (i) amend the CanScot Governing Documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its shares owned by any person; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of CanScot or any of its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of CanScot, other than CanScot Shares issuable pursuant to the terms of the CanScot Options; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities, including, without limitation, under any normal course issuer bid, except pursuant to Section 2.4; (v) split, combine or reclassify any of its shares; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of CanScot; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;

         (c) other than (w) expenditures arising from responses to events involving safety or emergency issues; (x) reasonable expenses relating to the transactions contemplated by this Agreement; or (y) pursuant to commitments entered into by CanScot prior to the date of this Agreement, CanScot shall not directly or indirectly do any of the following or permit any of its subsidiaries to do any of the following: (i) sell, pledge, dispose of or encumber any assets, except in the ordinary course of business for a consideration in excess of $25,000 individually or $100,000 in aggregate; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or, except for investments in securities for hedging purposes made in the ordinary course of business, make any investment either by purchase of shares or securities, contributions of capital, property transfer, or, except in the ordinary course of business, purchase of any property or assets of any other individual or entity in each case having a value in excess of $25,000; (iii) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, except in the ordinary course of business and in any event CanScot shall not incur any such obligation of any kind in excess of $25,000 individually or $100,000 in the aggregate; (iv) except for Employee Obligations and the payment for CanScot Options payable on the Take-up Date, pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of liabilities reflected or reserved against in its financial statements or incurred in the ordinary course of business consistent with past practice, provided that no payment on account of Employee Obligations shall be made to Messrs. Allan and Rosenstein; (v) authorize, recommend or propose any release or relinquishment of any material contract right other than in the ordinary course of business, consistent with past practice; (vi) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other document, other than in the ordinary course of business, consistent with past practice; (vii) enter into any interest rate swaps, currency swaps or any other rate fixing agreement for a financial transaction or enter into any call arrangement of any sort or any forward sale agreement for commodities; or (viii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing; (ix) except for expenditures made in the ordinary course, expend or commit to expend more than $25,000 individually or $100,000 in the aggregate with respect to any capital or operating expense or expenses (other than proposed expenditures having an aggregate cost of $1.4 million (base case) and $1.7 million (discretionary case) (net to CanScot), details of which have been provided in writing to APF, provided that CanScot shall discontinue any such operations on receipt of written notice to do so delivered by
                  APF); (x) reorganize, amalgamate, merge or otherwise continue CanScot with any other person, corporation, partnership or other business organization whatsoever; or (xi) enter into any agreements for the sale of production having a term of more than 30 days.

         (d) CanScot shall use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies and those of its subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

         (e)      CanScot shall:

                  (i) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

                  (ii) confer, prior to taking action (other than in emergency situations) with APF with respect to all material operational matters involved in its business; and

                  (iii) work to familiarize APF personnel with the nature and workings of all of its operational, accounting and land systems, such that APF personnel shall be able to continue the operation of all such systems following completion of the transactions contemplated herein.

         (f) CanScot shall not create any new Employee Obligations other than as contemplated herein, CanScot shall not grant to any officer or director an increase in compensation in any form, grant any general salary increase other than in accordance with the requirements of any existing collective bargaining or union contracts, grant to any other employee any increase in compensation in any form other than routine increases in the ordinary course of business consistent with past practices, make any loan to any officer, director or any other party not at arm's length, or take any action with respect to the grant of any severance or termination pay (other than as contemplated herein or as agreed to by APF, acting reasonably) arising from the Offer or a change of control of CanScot or the entering into of any employment agreement with, any person, or with respect to any increase of benefits payable under its current severance or termination pay policies;

         (g) CanScot shall not adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

         (h) CanScot shall not enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 9.1, except as specifically permitted in this Section 9.1, without the prior consent of APF;

         (i) CanScot will not take any action or omit to take any action which results in a reduction of the Tax Pools of CanScot except for actions permitted under this Agreement;

         (j) CanScot will conduct its business such that its net debt, including working capital deficiency at the Effective Time, shall not be more than $2.1 million, exclusive of the costs of the transaction contemplated in Sections 8.9 and 8.11 of this Agreement and the costs of proposed expenditures described in
                  Section 9.1; and

         (k) CanScot will, on the written direction of APF, sell forward up to 35% of its gas production for a period not to exceed 12 months, on terms satisfactory to APF (being the amount of production currently being sold forward).

                                   ARTICLE 10
                              COVENANTS OF CANSCOT

10.1     ACCESS TO INFORMATION

                  Subject to the existing Confidentiality Agreement, upon reasonable notice, CanScot shall afford APF's officers, employees, counsel, accountants and other authorized representatives and advisers reasonable access, during normal business hours and at such other time or times as APF may reasonably request from the date hereof and until the expiration of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, CanScot shall furnish promptly to APF all information concerning its business, properties and personnel as APF may reasonably request and shall review with APF personnel such of the records, systems and processes as would be necessary to allow APF personnel to assume the continuing operations of CanScot upon the acquisition by APF of the number of CanScot Shares required to satisfy the Minimum Condition. CanScot will conduct itself so as to keep APF fully informed as to its business and affairs and as to the decisions required with respect to the most advantageous methods of exploring, operating and producing from its assets and shall cooperate with APF in respect thereof.

10.2     STRUCTURE OF TRANSACTION

                  CanScot shall cooperate with APF in structuring the acquisition by APF of CanScot in a tax efficient manner, provided that no such cooperation shall be required where such structuring shall have a Material Adverse Effect on the business, operations or financial condition of CanScot or its shareholders or cause any breach of or default under this Agreement by CanScot which APF has not agreed to waive in writing.

10.3     SETTLEMENT OF SHAREHOLDER ACTIONS

                  CanScot shall not settle or compromise any claim brought by any present, former or purported holder of any securities of CanScot in connection with the transactions contemplated by this Agreement or the Offer without the prior written consent of APF.

10.4     GENERAL RELEASES

                  CanScot shall, on or before the Take-up Date, cause its employees, officers and directors to execute in favour of CanScot, in consideration for the payment on the aggregate of the Employee Obligations and for cancellation or termination of CanScot Options, general releases of all claims that such persons may have against CanScot, its directors, officers and employees.

10.5     FINANCIAL INFORMATION

                  CanScot shall, on or before the Take-up Date, provide APF with financial information concerning its cash holdings and loan position as at a date which is not before three days prior to the Take-up Date.

                                   ARTICLE 11
                                COVENANTS OF APF

11.1     INDEMNITIES

                  APF agrees that if it acquires the CanScot Shares under the Offer it shall cause CanScot to fulfill its obligations pursuant to indemnities provided or available to past and present officers and directors of CanScot pursuant to the provisions of the CanScot Governing Documents, the Act, and the written indemnity agreements shown to APF prior to the date hereof which have been entered into between CanScot and its current officers and directors.

11.2     THIRD PARTY BENEFICIARIES

                  APF acknowledges that CanScot shall hold the benefits of
Section 11.1 in trust for the benefit of the employees, officers and directors referred to therein.

                                   ARTICLE 12
                                MUTUAL COVENANTS

12.1     NOTICE OF MATERIAL CHANGE

                  From the date hereof until the termination of this Agreement, each Party shall promptly notify the other Party in writing of:

         (a) any material change (actual, anticipated, contemplated or, to the knowledge of that Party, threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of that Party or its subsidiaries; or

         (b) any change in any representation or warranty given in this Agreement by the Party or in the underlying basis thereof which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect.

Each Party shall in good faith discuss with the other Party any change in circumstances (actual, anticipated, contemplated or, to the knowledge of the Party, threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the other Party pursuant to this section.

12.2     OTHER FILINGS

                  APF and CanScot shall, as promptly as practicable hereafter, prepare and file any filings required under any Securities Law, the rules of the Toronto Stock Exchange and TSX Venture Exchange, as applicable, the Exchange Act, state securities or "blue-sky" laws of the states of the United States, as amended, or any other applicable law relating to the transactions contemplated herein.

12.3     ADDITIONAL AGREEMENTS

                  Subject to the terms and conditions herein provided and to fiduciary obligations under Securities Laws, each of the Parties agrees to use all reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using reasonable commercial efforts to:

         (a) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements (including, without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to CanScot's operations);

         (b) obtain all necessary waivers, consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations;

         (c) defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

         (d) cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby;

         (e) effect all necessary registrations and other filings and submissions of information requested by governmental authorities; and

         (f) fulfil all conditions and satisfy all provisions of this Agreement and the Offer.

For purposes of the foregoing, the obligation to use "reasonable commercial efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations to such other parties.

                                   ARTICLE 13
                        TERMINATION, AMENDMENT AND WAIVER

13.1     TERMINATION

                  This Agreement may be terminated by written notice given to the other Party hereto, at any time prior to the time APF first takes-up and pays for CanScot Shares:

         (a)      by mutual written consent of CanScot and APF;

         (b) by either APF or CanScot if APF shall not have taken up and paid for the number of CanScot Shares required to satisfy the Minimum Condition under the Offer on or before the times required by this Agreement, unless the absence of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform the obligations under this Agreement required to be performed by it;

         (c) by either APF or CanScot if a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this
                  Section 13.1(c) shall have used all reasonable commercial efforts to remove such order, decree, ruling or injunction;

         (d) by either APF or CanScot if there has been a material misrepresentation, breach or non-performance by the other Party of any material representation, warranty, covenant or obligation contained in this Agreement in any case which has, or is reasonably expected to have, a Material Adverse Effect on the non-breaching Party, provided that, in cases only where such misrepresentation, breach or non-performance is capable of being cured, the breaching Party has been given notice of and three Business Days to cure any such misrepresentation, breach or non-performance;

         (e) by APF if APF has the right pursuant to Section 2.1(h) to refuse to make the Offer due to the failure, under circumstances other than those set forth in Section 13.1(d), of the conditions set out in Section 2.1(h);

         (f) by APF or CanScot upon a fee as provided in Article 4 becoming payable;

         (g) by CanScot if APF has not mailed the Offer Documents by the date set forth in Section 2.1(a) hereof;

         (h) by CanScot if the Take-up Date has not occurred within 60 days following the Initial Expiry Time; or

         (i) by CanScot if the condition set forth in paragraph (c) of Schedule C is not satisfied as of the Expiry Time.

13.2     EFFECT OF TERMINATION

                  In the event of the termination of this Agreement as provided in Section 13.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of APF or CanScot hereunder except as set forth in Article 4, this Section 13.2 and Section 14.4, which provisions shall survive the termination of this Agreement. Nothing herein shall relieve any Party from liability for any breach of this Agreement provided that if CanScot became obligated to and has paid the fees provided for in Article 4, CanScot shall have no further liability under this Agreement.

                  In the event of termination of this Agreement, each of the Parties shall, subject to the terms of the Confidentiality Agreement, forthwith return to the other all confidential and other information relating to such other Party.

13.3     AMENDMENT

                  This Agreement may be amended by mutual agreement between the Parties. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the Parties.

13.4     WAIVER

                  Each of APF, on the one hand, and CanScot, on the other hand, may:

         (a) extend the time for the performance of any of the obligations or other acts of the other;

         (b) waive compliance with any of the other's agreements or the fulfillment of any conditions to its own obligations contained herein; or

         (c) waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other Party hereto,

provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

                                   ARTICLE 14
                               GENERAL PROVISIONS

14.1     NOTICES

                  All notices required or permitted under this Agreement shall be in writing and may be given by delivering or faxing same during normal business hours to the address set forth below. Any such notice or communication shall, if delivered, be deemed to have been given or made and received on the date delivered, and if faxed (with confirmation received), shall be deemed to have been given or made and received on the day on which it was so faxed. The Parties may give, from time to time, written notice of change of address in the manner aforesaid.

         (a)      If to APF:

                  APF Energy Inc.
                  2100, 144-4th Avenue SW
                  Calgary, Alberta T2P 3N4
                  Attention: Martin Hislop
                  Chief Executive Officer
                  Telecopy No.: (403) 294-1010
                  with a copy to:

                  Parlee McLaws LLP
                  3400, 150-6 Avenue SW
                  Calgary, Alberta T2P 3Y7
                  Attention: Nancy M. Penner
                  Telecopy No.: (403) 294-7052

         (b)      If to CanScot:

                  CanScot Resources Ltd.
                  1050, 400-5th Avenue S.W.
                  Calgary, Alberta T2P 0L6
                  Attention: Daniel K. Allan
                  Telecopy No.: (403) 234-7540

                  with a copy to:

                  Burnet Duckworth & Palmer LLP
                  1400, 350-7th Avenue S.W.
                  Calgary, Alberta T2P 3N9
                  Attention: Jeffery G. Lawson
                  Telecopy No.: (403) 260-0332

14.2     MISCELLANEOUS

                  This Agreement (i) except for the Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof, and (ii) shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. The Parties shall be entitled to rely upon delivery of an executed facsimile copy of this Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the Parties. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of Alberta having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

14.3     ASSIGNMENT

                  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties. Notwithstanding the foregoing, APF may assign all or any part of its rights or obligations under this Agreement to one or more subsidiaries and provided further that if such assignment takes place, APF shall continue to be liable to CanScot for any default in performance by the assignee.

14.4     EXPENSES

                  Except as provided in Article 4, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in Canadian funds by the Party incurring such cost or expense, whether or not the Offer is consummated.

14.5     SEVERABILITY

                  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Securities Laws. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.6     CONFIDENTIALITY AGREEMENT

                  APF is hereby released from the standstill and related provisions of the Confidentiality Agreement in respect of the transactions contemplated by the Offer on the terms set out in this Agreement.

14.7     COUNTERPART EXECUTION

                  This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one agreement.

14.8     CONSENT REGARDING DEPOSITARY

                  CanScot consents to APF using Computershare Trust Company of Canada as APF's depositary with regard to the Offer.

                  IN WITNESS WHEREOF, APF and CanScot have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    APF ENERGY INC.

                                    Per: (signed) "Martin Hislop"
                                         Chief Executive Officer

                                    Per: (signed) "Alan MacDonald"
                                         Vice President, Finance

                                    CANSCOT RESOURCES LTD.

                                    Per: (signed) "Daniel K. Allan"
                                         President and Chief Executive Officer

                                    Per: (signed) "Peter Whiteway"
                                         Director

                                   SCHEDULE A
                             CONDITIONS TO THE OFFER

                  Capitalized terms used in this Schedule A but which are not defined herein shall have the meanings set forth in the attached Pre-Offer Agreement dated August 5, 2003 (the "Agreement") between APF and CanScot.

                  Notwithstanding any other provision of the Offer, but subject to the provisions of this Agreement, APF reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for, any CanScot Shares deposited under the Offer unless all of the conditions included in the Offer, substantially on the terms described below, are satisfied, or waived by APF:

         (a) at the Expiry Time, and at the time APF first takes up and pays for CanScot Shares under the Offer, there shall have been validly deposited under the Offer and not withdrawn at least 90% of the outstanding CanScot Shares (calculated on a diluted basis) (the "Minimum Condition");

         (b) all requisite regulatory approvals, orders, rulings, exemptions and consents (including, without limitation, those of any stock exchanges and other Securities Authorities) shall have been obtained on terms and conditions satisfactory to APF in its sole discretion, acting reasonably, and all applicable statutory or regulatory waiting periods shall have expired or been terminated and no objection or opposition shall have been filed, initiated or made by any governmental agency or regulatory authority during any applicable statutory or regulatory period which shall not have been withdrawn, defeated or overcome which has or will likely have a Material Adverse Effect on APF's ability to take up and pay for all of the CanScot Shares tendered to the Offer or complete a compulsory acquisition or any subsequent acquisition transaction or which, in the sole discretion of APF, acting reasonably, is or would be materially adverse to the business of CanScot or to the value of the CanScot Shares to APF;

         (c) no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy (including applicable tax laws and regulations in those jurisdictions in which CanScot carries on business) shall have been proposed, enacted, promulgated, amended or applied, which in either case, in the sole judgement of APF, acting reasonably:

                           (A) has the effect or may have the effect of cease trading the CanScot Shares, or enjoining, prohibiting or imposing material limitations, damages or conditions on the making of the Offer, or the purchase by, or the sale to, APF of the CanScot Shares or the right of APF to own or exercise full rights of ownership of the CanScot Shares;

                           (B) has had or, if the Offer was consummated, would result in, a Material Adverse Change in respect of CanScot or, in the case of
                                    (ii) above, would have a Material Adverse
                                    Effect on CanScot or APF;or

                           (C) has a Material Adverse Effect on the completion of any compulsory acquisition or any Second Stage Transaction;

         (d) APF shall have determined in its sole judgement, acting reasonably, that there does not exist any prohibition at law against APF making the Offer or taking up and paying for all of the CanScot Shares under the Offer or completing any compulsory acquisition or Second Stage Transaction in respect of any CanScot Shares not acquired under the Offer;

         (e) CanScot shall not have breached, or failed to comply with, in any material respect, any of its material covenants, representations, warranties or other obligations under the Agreement, and all representations and warranties of CanScot contained in the Agreement shall have been true and correct in all material respects as of the date of the Agreement and shall not have ceased to be true and correct in any material respect thereafter; provided that CanScot has been given notice of and three Business Days to cure any such breach, failure to comply or misrepresentation;

         (f) the Agreement shall not have been terminated and no material provision of the Agreement shall have been held by a court, securities commission or other regulatory authority to be invalid or unenforceable in accordance with its terms;

         (g) there shall have been no Material Adverse Change in respect of CanScot since the date of the Agreement; and

         (h) APF shall have entered into employment agreements satisfactory to APF with Messrs. Allan and Rosenstein.

                                   SCHEDULE B
                              FORM OF PRESS RELEASE

                             [APF ENERGY TRUST LOGO]

NEWS RELEASE
TSX: AY.UN; AY.DB

APF ENERGY INC. AGREES TO ACQUIRE CANSCOT RESOURCES LTD. FOR $39.5 MILLION

ACQUISITION OF GAS-LEVERED PRODUCER STRENGTHENS TRUST'S POSITION IN CONVENTIONAL ALBERTA PRODUCTION AND ADDS COAL BED METHANE OPPORTUNITIES

AUGUST 6, 2003 - APF Energy Inc. ("APF") and CanScot Resources Ltd. ("Canscot") (TSXV:CAG) announce that they have entered into an agreement to have APF acquire Canscot for $34.9 million in cash or units of APF Energy Trust (at the option of Canscot Shareholders), plus the assumption of approximately $4.6 million of debt. It is expected that the transaction will close in mid September 2003.

Funding for the cash portion of the acquisition will come from APF's available bank lines of $150 million, of which only $65 million is currently drawn.

SUMMARY HIGHLIGHTS ON CANSCOT

The Canscot acquisition has the following attributes:

     - Current daily production of approximately 800 boe, consisting of 3.9 mmcf/d of gas (81%) and 150 bbl of oil and natural gas liquids (19%) with the potential to increase to 1,000 boe daily, with the tie in of recently drilled wells and other development initiatives.

     - High working interests in a focused group of long-life conventional and coal bed methane ("CBM") properties in Alberta and Wyoming.

     - Established reserve life index of 18.7 years. APF's RLI will be approximately 10 years following the completion of the acquisition.

     -    Approximately 45,800 net undeveloped acres of land.

     -    Experienced team to further develop CBM properties.

OVERVIEW OF TRANSACTION

APF has agreed to purchase the shares of Canscot, a public corporation trading on the TSX Venture Exchange, for $2.60 per share in cash, or APF Trust Units, and the assumption of approximately $4.6 million of debt. With 13.42 million shares and 1.3 million options outstanding, the transaction has a total value of $39.5 million. CIBC World Markets is acting as financial advisor to Canscot in connection with this transaction.

Martin Hislop, CEO of APF stated, "This acquisition continues our strategy of acquiring assets that provide APF with the opportunity to replace reserves and production with low risk, low cost development. The Canscot conventional and CBM properties add to our growing base of developable properties."

Dan Allan, President & CEO of Canscot states "This is an exceptional opportunity for our shareholders. The financial strength of APF Energy, combined with their commitment to aggressively develop our large coal bed methane reserves in both Canada and the United States should contribute significantly to their exceptional growth. I am excited that our shareholders have the option to accept either cash or Trust Units, thereby continuing to participate in the development of these assets. The potential for CBM development in Canada may be significant. CBM production in the United States is a very significant energy source, accounting for close to 10% of their natural gas production. I believe that Canada is at the very early stages of its CBM development."

EXPERIENCED CBM DEVELOPMENT TEAM

In order to ensure continuity in the development of Canscot's CBM and conventional assets, Dan Allan has accepted the position of Vice President, CBM Division at APF Energy. Mr. Allan and several other members of the management team from Canscot will be responsible for the development of CBM in Canada and the United States for APF Energy.

CBM POTENTIAL

Canscot currently has two active and five prospective CBM areas in west central Alberta, targeting the Cretaceous Upper Mannville coals. At Corbett Creek in central Alberta, Canscot has a 41.6 % working interest in an initial pilot project where 4 producing CBM wells are undergoing de-pressuring. An additional well has recently been drilled and five other locations should be completed in the fall of 2003. A total of 68 locations have been identified for development in this project. Canscot estimates recoverable reserves of approximately 4 BCF per section. Total net recoverable reserves to Canscot are estimated to be 28 BCF. Recent record land sale purchases in the Corbett Creek area have highlighted the value being assigned by the industry to CBM in this area.

At Doris, Canscot has recently drilled and cased its first CBM well. Coal de-sorption is currently underway with very encouraging preliminary results. The potential exists for up to 31 additional locations. Canscot estimates potential recoverable reserves of over 6 BCF net to its interest for this project area. Canscot is actively evaluating the CBM potential in 5 other project areas prior to undertaking initial pilot projects.

In the Powder River Basin of Wyoming, Canscot has filed permits for the drilling of an initial 8 well pilot project at its Big Bend CBM project. Canscot has assembled over 8,600 gross acres on this project, is the operator, and has recently increased its working interest in this project to 69.7%. Drilling should commence by mid September. Canscot estimates that over 21 BCF of recoverable gas, net to Canscot, is present on these lands. Several major CBM development projects are currently underway in close proximity to the Big Bend area.

Canscot continues to actively develop its other CBM projects in Wyoming. Pilot projects at Kane and North Carson are anticipated to commence in the third quarter of 2003. Coal Gulch South is expected to commence drilling in early 2004. APF expects to accelerate activity in this area upon completion of the transaction.

CONVENTIONAL PROPERTIES

In conventional exploration and development, Canscot has recently participated in the drilling of two natural gas discoveries. Production tests and log analysis suggest that approximately 100 boe per day of new production could be tied in from these wells early in the fourth quarter. In addition, development drilling at Willesden Green and Goodwin is expected to commence within 60 days. These wells are direct offsets to existing production and if successful, will have the potential to add 100 boe per day to Canscot in the fourth quarter of 2003.

The purchase of Canscot will further enhance APF's exposure to natural gas. At closing, APF's production will be split as to 51% natural gas and 49% oil and liquids. Development of Canscot's CBM and conventional properties will gradually increase APF's production further toward a gas weighting.

Canscot is currently producing approximately 800 boe per day with over 90% of this production being natural gas and natural gas liquids. This volume is expected to increase significantly over the next twelve months.

Canscot has hedged approximately 35% of its production to October 31, 2003.

Canscot has approximately 45,800 net acres of undeveloped land in Alberta and Wyoming. In aggregate, the combined APF-Canscot capital expenditure program for the next twelve months is expected to reach approximately $37 million. Further details will be provided once the transaction is completed and APF has an opportunity to integrate Canscot's drilling inventory with its own.

RESERVES

McDaniel & Associates evaluated Canscot's oil and gas assets in a report effective January 1, 2003 except for certain minor properties, which were evaluated by Matsalla Consulting. A summation of these reports is set out below:

--------------------------------------------------------------------
                   PROVED        TOTAL     PROVED +     PROVED + 1/2
                  PRODUCING     PROVED     PROBABLE         PROBABLE
--------------------------------------------------------------------
   OIL & NGL          172          200         380            290
      (mbbl)
--------------------------------------------------------------------
  GAS (mmcf)        5,838        8,525      35,916         22,221
--------------------------------------------------------------------
TOTAL (mboe)        1,145        1,620       6,366          3,993
--------------------------------------------------------------------

Notes regarding the table: Gas converted at 6 mcf = 1 boe. NGL converted at 1 bbl = 1 boe. "Established Reserves" are 100% of proved reserves plus 50% of probable reserves. Reserves are gross company interest reserves before deduction of royalties. Columns may not add due to rounding.

Canscot recently acquired an additional 45.0% interest in its Big Bend property, adding 8,848 mmcf of established reserves to bring the total established reserves to 5,468 mboe.

BOARDS APPROVE TRANSACTION

The boards of directors of APF and Canscot have approved the transaction, and the board of directors of Canscot has resolved to recommend to its shareholders that they accept the APF offer. The transaction will be completed by way of a takeover bid and APF anticipates mailing its circular to Canscot shareholders in mid-August. Closing is subject to the tendering of at least 90% of the outstanding shares of Canscot, regulatory approval and other standard conditions. APF expects to take up and pay for the Canscot shares in mid-September.

The officers and directors of Canscot, their associates and affiliates, and certain other Canscot shareholders, have agreed to execute lock-up agreements representing at least 23% of the fully-diluted outstanding shares of Canscot under which they will agree to deposit and not withdraw their shares under the offer, except in specified circumstances. The board of directors of Canscot has also agreed that it will not solicit or initiate discussions or negotiations with any third party for any business combination involving Canscot. Under certain circumstances, Canscot has agreed to pay APF a non-completion fee of $1.5 million and APF has a right of first refusal in certain circumstances to match any unsolicited competing bid.

APF Energy Trust is a Calgary-based conventional oil and gas royalty trust that acquires, develops, produces and sells crude oil, natural gas, and natural gas liquids and distributes the resulting cash flow to unitholders. Trust units of APF are traded on the Toronto Stock Exchange under the symbol "AY.UN".

Certain statements in this material may be "forward-looking statements" including outlook on oil and gas prices, estimates of future production, estimated completion dates of acquisitions and construction and development projects, business plans for drilling and exploration, estimated amounts and timing of capital expenditures and anticipated future debt levels and royalty rates. Information concerning reserves contained in this material may also be deemed to be forward-looking statements as such estimates involve the implied assessment that the resources described can be profitably produced in the future. These statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ from those anticipated by APF. Not for distribution to U.S. newswire services or for distribution in the U.S.

NEITHER THE TORONTO STOCK EXCHANGE NOR THE TSX VENTURE EXCHANGE HAVE APPROVED NOR DISAPPROVED OF THE CONTENTS OF THIS NEWS RELEASE.

FOR FURTHER INFORMATION, PLEASE CONTACT:

APF ENERGY INC.                                     CANSCOT RESOURCES LTD.
Martin Hislop, Chief Executive Officer              Dan Allan, President & CEO
Alan MacDonald, Vice President, Finance             Telephone (403) 264-6858
Telephone (403) 294-1000                            E-mail: dallan@canscot.com
Toll Free (800) 838-9206                            Internet: www.canscot.com
E-mail: invest@apfenergy.com
Internet: www.apfenergy.com

                                   SCHEDULE C
                         CONDITIONS IN FAVOUR OF CANSCOT

                  Capitalized terms used in this Schedule C but which are not defined herein shall have the meanings set forth in the attached Pre-Offer Agreement dated August 5, 2003 (the "Agreement") between APF and CanScot.

                  Notwithstanding any other provision of the Agreement, the board of directors of CanScot reserves the right to withdraw, modify or amend its recommendation with respect to the Offer unless all of the following conditions are satisfied or waived by CanScot prior to the Expiry Time:

         (a) all requisite regulatory approvals and consents (including, without limitation, those of any stock exchanges and other Securities Authorities) shall have been obtained and all applicable statutory or regulatory waiting periods shall have expired or been terminated and no objection or opposition shall have been filed, initiated or made by any governmental agency or regulatory authority during any applicable statutory or regulatory period which shall have not been withdrawn, defeated or overcome;

         (b) no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy (including applicable tax laws and regulations in those jurisdictions in which CanScot carries on business) shall have been proposed, enacted, promulgated, amended or applied, which in either case, in the sole judgement of CanScot, acting reasonably has the effect or may have the effect of cease trading the CanScot Shares, or enjoining, prohibiting or imposing material limitations, damages or conditions on the making of the Offer, or the purchase by, or the sale to, APF of the CanScot Shares or the right of APF to own or exercise full rights of ownership of the CanScot Shares; or

         (c) there shall have been no Material Adverse Change in respect of APF since the date of the Agreement; and

         (d) APF shall not have breached, or failed to comply with, in any material respect, any of its material covenants, representations, warranties or other obligations under the Agreement, and all representations and warranties of APF contained in the Agreement shall have been true and correct in all material respects as of the date of the Agreement and shall not have ceased to be true and correct in any material respect thereafter; provided that APF has been given notice of and three Business Days to cure any such breach, failure to comply or misrepresentation.